Exhibit 99.1

Western Asset Middle Market Income Fund Inc.

Announces Tender Offer

New York, NY (February 16, 2016) — Western Asset Middle Market Income Fund Inc. (XWMFX) announced today that the Fund’s Board of Directors has approved a tender offer to purchase for cash up to 2.5% of the Fund’s outstanding shares of common stock. The tender offer will be conducted at a price equal to the Fund’s net asset value per share of common stock on the day on which the tender offer expires. The Fund intends to commence its tender offer on or about February 29, 2016, with the expiration of the tender offer currently expected to be March 30, 2016.

The tender offer will be made, and the stockholders of the Fund will be notified, in accordance with the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and other applicable rules and regulations. The tender offer described in this announcement has not yet commenced. This announcement is not an offer to purchase or a solicitation of an offer to buy shares of the Fund. The tender offer will be made only by an Offer to Purchase, a related Letter of Transmittal, and related documents. As soon as the tender offer commences, the Fund will file a tender offer statement on Schedule TO with the SEC, which will include an Offer to Purchase and related Letter of Transmittal. STOCKHOLDERS OF THE FUND SHOULD READ THESE DOCUMENTS BECAUSE THEY CONTAIN OR WILL CONTAIN THE TERMS OF THE TENDER OFFER. Documents filed with the SEC are available to investors for free at the SEC’s website (http://www.sec.gov).

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Western Asset Middle Market Income Fund Inc., a non-diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, an affiliate of the investment manager. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request. Legg Mason and its affiliates do not engage in selling shares of the Fund.

THIS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

For more information, please call 1-888-777-0102 or consult the Fund’s web site at www.lmcef.com.

Media Contact: Maria Rosati — (212) 805-6036, mrosati@leggmason.com.

Legg Mason Investor Services, LLC is a subsidiary of Legg Mason, Inc.

© 2015 Legg Mason Investor Services, LLC. Member FINRA, SIPC